Exhibit 3.1

ARTICLES OF RESTATEMENT

OF

FIRST-CITIZENS BANK & TRUST COMPANY

The undersigned corporation hereby executes these Articles of Restatement for the purpose of amending and integrating into one document its original Articles of Incorporation and all amendments thereto;

1.	The name of the bank is First-Citizens Bank & Trust Company.
2	The text of the amended and restated Articles of Incorporation is attached hereto as an exhibit.
3.	The restated Articles of Incorporation do not contain any amendments to the Articles of Incorporation requiring shareholder approval, and the restated Articles of Incorporation were adopted by the Board of Directors.

IN WITNESS WHEREOF, these Articles of Restatement are signed by the Vice Chairman of the corporation this the 26th day of January, 1996.

FIRST-CITIZENS BANK & TRUST COMPANY

By:	/s/ James B. Hyler, Jr.
James B. Hyler, Jr.
Vice Chairman

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FIRST-CITIZENS BANK & TRUST COMPANY

1.                  The name of this corporation is First-Citizens Bank & Trust Company.

2.                  The location of the corporation's principal office in this state shall be in Raleigh, Wake County, North Carolina.

3.                  The period of duration of this corporation shall be unlimited.

4.                  The purposes for which this corporation is organized and the nature of the business to be transacted, promoted and carried on are as follows:

(a)                                 To engage in the business of establishing, maintaining and operating a bank of discount and deposit, known as a commercial bank, and to conduct and transact generally the business of a commercial bank and to do all things and exercise all powers and perform all functions which a commercial bank is authorized or empowered to do, exercise or perform under and by virtue of the laws of the State of North Carolina, or which it may be by law hereafter authorized to do, exercise or perform; to deal in commercial paper, to lend money on personal security or on the security of real or personal property, to discount and negotiate promissory notes, drafts, bills of exchange, commercial paper or other evidences of indebtedness or to buy, sell or exchange, gold and silver coin and bullion, foreign coins or bills of exchange, and to do all things in this paragraph set forth as such commercial bank and insofar as is consistent with the laws of the State of North Carolina.

(b)                                To engage in the business of establishing, maintaining and operating a savings bank, and to do, conduct and transact generally the business of a savings bank, and to do all things, exercise all powers and perform all functions which a savings bank is authorized or empowered to do, exercise or perform under and by virtue of the laws of the State of North Carolina, or which it may be by law hereafter authorized to do, exercise or perform; to accumulate, invest and loan the funds of its depositors and the proceeds thereof; to receive deposits of money and to loan, invest and collect the same with interest; to repay depositors with or without interest; to invest such funds in such property, securities and obligations as are or may be prescribed or permitted by the laws of the State of North Carolina, to declare and pay dividends on its general deposits, and at stipulated rates of interest on deposits made for a stated period, or upon special terms, and to do all of the things in this paragraph set forth as such savings bank, and insofar as is consistent with the laws of the State of North Carolina.

(c)                                 To engage in the business of establishing, maintaining and operating a trust company, and to do, conduct and transact generally the business of a trust company and to do all things, exercise all powers and perform all functions which a trust company is authorized and empowered to do, exercise or perform under and by virtue of the laws of the State of North Carolina, or which it may be, by law, hereafter authorized to do, exercise or perform; to take, receive and hold in trust, property, both real and personal, for individuals, firms, companies, associations, corporations, limited liability corporations, partnerships and limited liability partnerships and any other like or similar entity and to accept and execute trusts of every description which may be committed to it by any person, executor, guardian, administrator, administrator with the will annexed, trustee, assignee, receiver, by any corporation, by any state or the United States, or by the courts of this or any other state or of the United States; to accept the employment of and to act as executor of any last will and testament and as administrator, or administrator with the will annexed of the estates of deceased persons, and as assignee, receiver, trustee and depository in all such matters, and in a legal manner to attend to the management and settlement of estates, guardianships, assigneeships and receiverships, and to act as trustee, agent or attorney for individuals, firms, companies, associations, corporations, limited liability corporations, partnerships and limited liability partnerships and any other like or similar entity, and to attend to any and all manner of trusts; to act as agent for the purpose of registering or countersigning the certificates of stock, bonds or other indebtedness or any corporation, company, association, municipality, state or public authority, on such terms as may be agreed upon, to act as transfer agent and registrar of certificates, stocks or bonds to purchase, hold, sell and take such property, real and personal, as may be mortgaged, pledged and hypothecated or conveyed to it in trust, or for its benefit for money loaned in pursuance of its regular business, and as may be purchased by it at sales under mortgages, pledges, hypothecations or deeds of trust made for its benefit for money so loaned or as may be conveyed to it by borrowers of money in satisfaction or in discharge of loans made thereon; to purchase, hold, own and sell such personal property as may be legally done under the Constitution and laws of the State of North Carolina; and to do all of the things in this paragraph set forth as such trust company in such manner as is consistent with the laws of the State of North Carolina.

(d)                                To conduct the business of a safe deposit company, and, in the conduct of such safe deposit company business, to store and hold for others, personal property and securities with or without compensation, and to maintain vaults and safes and receptacles therein for the storage, safekeeping and safedepositing of personal property and securities, and to rent and hire such safes and receptacles to others upon such terms and conditions as the corporation may deem advisable.

(e)                                 To conduct the business of a commercial bank, savings bank, trust company and safe deposit company, as hereinbefore set forth, in and as separate or different departments of said corporation or bank, in the manner authorized by the laws of the State of North Carolina, or in any manner that may hereafter be authorized or required by said laws of the State of North Carolina.

(f)                                   To establish, maintain and conduct a branch or branches of a commercial bank, savings bank, trust company or safe deposit company, or any of said activities, in accordance with the laws of the State of North Carolina.

(g)                                To combine the business of a commercial bank, savings bank, trust company and safe deposit company, or any of them, in the manner authorized by the laws of the State of North Carolina, or in any manner that may hereafter be authorized by the laws of the State of North Carolina.

2

(h)                                To do all acts and things that a banking corporation, having a commercial department, savings department, trust department, or safe deposit department, or any of said departments or any other departments not hereinabove listed that may be authorized by the law of the State of North Carolina, may lawfully do, including, but without limitation, the following:

(1)       To acquire, buy, sell, lease, hire, import, export and otherwise deal in, at wholesale or retail, all types and kinds of merchandise, goods, wares, machinery and property of every description;

(2)                To own, acquire, buy, sell, lease or otherwise deal in or with real estate or interests therein; to subdivide, plat and develop same; to erect, build or construct buildings, plants or other structures; to mortgage, sell, lease or otherwise dispose of or deal with land, buildings or interest therein in which this corporation may be interested;

(3)                To invest, deal in or with, purchase, sell or otherwise handle and dispose of all types and kinds of stocks, bonds, securities, investment trusts, mutual funds, commodities, futures or other means of investment in any manner permitted by law, but not in violation of North Carolina General Statutes, Section 53-43(4);

(4)                To acquire the goodwill, rights, property, business and assets of any and all kinds of any individual, firm, association or corporation, and to pay for the same in cash, stock, bonds, debentures, securities or any property of the corporation, or otherwise, in any manner permitted by law, and to assume all debts, contracts or obligations of such business so acquired; to cause to be formed, merged, consolidated or reorganized, and to promote and aid, in any way permitted by law, the formation, merger, consolidation or reorganization of any corporation;

(5)                To acquire, lease, hold, use, sell, assign, let, grant licenses in respect of, mortgage, pledge or otherwise dispose of letters patent of the United States of America or any foreign country, patent rights, licenses, royalties, privileges, inventions, improvements, processes, formulae, copyrights, trademarks, trade names and brands relating to, or useful in connection with, any business of the corporation;

(6)                To engage in any other lawful activity, including but not limited to erecting, construction, manufacturing, producing, repairing, servicing or storing any type of commodity, structure or livestock; to collect, disseminate or otherwise utilize any information, advertising matter or similar item through any medium whatsoever; to enter into contracts with respect to, to furnish or to serve in, all types of management, advisory, promotional or representative capacities whatsoever; and,

(7)                To do any and all of the acts and things herein set forth, as principal, factor, agent, contractor, partner or otherwise, either alone or in company with others; to act as attorney-in-fact, as escrow agent and as custodian of securities or other property for individuals, corporations, partnerships, associations and other persons, with power to register and hold any such securities or properties in the name of a nominee; and in general to carry on any other similar business which is incidental, conducive, convenient or proper to the attainment of the foregoing purposes or any of them, and which is not forbidden by law; and to exercise all or any of its corporate powers and rights in the State of North Carolina, and in any and all other states, territories, districts, colonies, possessions or dependencies of the United States of America, and in any foreign countries;

3

Provided, however, that in the event any of the foregoing purposes or activities of the corporation, as enumerated in subparagraphs (1) through (7), inclusive, is prohibited by the provisions of Chapter 53 of the General Statutes of North Carolina, or is in contravention of the law of North Carolina, or Federal law applying to banking corporations, then the corporation shall not by these Articles be authorized to enter into or conduct any such activity.

5.                  The amount of authorized capital stock of the corporation shall be One Hundred Thousand (100,000) shares of common stock, each having a par value of One Hundred and No/100 Dollars ($100.00), and the minimum amount of capital stock with which the corporation shall commence business shall be Three Hundred Thousand and No/100 Dollars ($300,000.00) divided into Three Thousand (3,000) shares of common stock, each having a par value of One Hundred and No/100 Dollars ($100.00) for which the corporation shall have received aggregate consideration of Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00) consisting of Three Hundred Thousand and No/100 Dollars ($300,000.00) in aggregate par value of said shares and One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) as paid-in surplus.

6.                  The shares issued by the corporation will not have preemptive rights to acquire other or additional shares which might, from time to time, be issued by the corporation.

7.                  The street address of the registered office of the corporation is 239 Fayetteville Street, Raleigh, Wake County, North Carolina 27601; the mailing address of the registered office of the corporation is Post Office Box 29549, Raleigh, Wake County, North Carolina 27626-0549; and the name of the registered agent at such address is James B. Hyler, Jr.

8.                  The number of Directors of the corporation may be fixed by the Bylaws, but shall not be less than five (5).

9.                  Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the corporation shall be liable for monetary damages for breach of duty as a director; provided, that this provision shall not affect a director's liability for acts or omissions where the elimination of personal liability of directors for monetary damages could be in violation of the provisions of Chapter 53 of the North Carolina General Statutes (or any successor statutes). No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The provisions of this Paragraph shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability which has not been eliminated by the provisions of this Paragraph.

4